EXHIBIT 99

Contact: Erica Schermerhorn
(617) 368-5091

BOSTON BEER REPORTS
FIRST QUARTER 2008 DEPLETION GROWTH OF 12%
GLASS RECALL PRODUCES NET LOSS

BOSTON, MA (5/6/08) -- The Boston Beer Company, Inc. (NYSE: SAM) reported a net loss for the quarter of $3.7 million, a decrease of $9.5 million compared to net income in the first quarter of last year, primarily as a result of provisions taken for the voluntary product recall announced on April 7th. First quarter 2008 diluted loss per share was $0.27, a decrease of $0.67 from the per share earnings achieved in the same period last year. The first quarter results include the estimated negative impact of the recall on net income of $8.8 million or $0.62 per diluted share. Excluding the impact of the recall, first quarter 2008 net revenue was $85.2 million, an increase of $12.8 million or 18% over the same period last year, and diluted earnings per share were $0.35, a decrease of $0.05 from the same period last year, primarily due to increases in advertising, promotional and selling expenses.

Jim Koch, Chairman and Founder of the Company, commented, "We achieved 12% depletions growth in the first quarter over a very strong first quarter last year. We feel good about this growth and the continued overall positive craft beer category trends, even as our whole category has raised prices in the face of significant cost pressures. This was our ninth successive quarter of double digit depletions increases. While it is too early to predict if the price increases will affect the Company's or category growth, I believe that as the leading craft brewer, we should continue to benefit from the increasing support of retailers and wholesalers for craft beers, as they recognize the potential of this fast growing and profitable category. Even in tough economic conditions, beer drinkers are continuing to trade up to better beers. I believe that the quality of the Samuel Adams brand and our distinctive, full-flavored beers position us well to meet this growing drinker interest."

Martin Roper, Boston Beer Company President and CEO, added, "Our first quarter depletions growth reflected double digit growth in the Samuel Adams brand family and single digit growth for the Twisted Tea brand family. We are happy with these results, driven by drinker interest in craft beers and our investment in brand support for Samuel Adams." Mr. Roper continued, "On April 7th, we announced a voluntary product recall of certain glass bottles of Samuel Adams products. These bottles were from a single glass plant that supplies bottles to us. The glass plant in question supplied approximately 25% of our glass bottles year-to-date. In our first quarter financial results, we have taken various charges for this recall, based on the best information currently available. Through the outstanding efforts of our wholesalers, retailers and employees, within two weeks of this announcement, we estimate we had quarantined for destruction approximately 750,000 cases of this product, of which approximately 200,000 cases were under our control at our breweries or warehouses as of March 29, 2008. The full costs of this effort include drinker rebates, product credits, fees and incentives to retailers and wholesalers for the recall, lost product, freight and destruction charges for returned product, warehouse and inspection fees, repackaging materials, POS materials and other costs. We also face the potential

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for lost sales at retail. To reflect the current known estimated impact of this recall, we reversed approximately 550,000 case equivalents of shipments, which translates to approximately $9.1 million of sales credits, and recorded approximately $5.9 million as recall costs. The after-tax impact of these provisions was $8.8 million. These amounts reflect estimates based on available information, which could differ from the actual recall costs, and do not reflect any potential recoveries of any amounts from third parties. We carry product liability insurance, but we do not carry product recall insurance."

Commenting on the Company's brewery strategy, Mr. Roper continued, "We expect to close on the purchase of the brewery in Lehigh Valley, Pennsylvania as scheduled in June 2008, barring any unforeseen circumstances. During April, we successfully test brewed and we anticipate having the brewery partially operational for brewing and packaging our brands during this summer. The actual volumes will be dependent on requirements for production capacity under our packaging services agreement with Diageo North America, limitations on how fast we can ramp up brewing and the timing of certain capital investments. Through the end of the first quarter of 2008, we had spent $5.1 million at the Pennsylvania Brewery in startup costs necessary to restart the brew house and capital improvements to upgrade other portions of the facility. In addition to the remaining $45.0 million of purchase price due upon closing, we currently anticipate that total capital spending this year on the Pennsylvania Brewery improvements and startup will be $45.0 million to $55.0 million."

Mr. Roper also commented, "Looking forward, we see increasing competition from all brewers. While the effects of the recall and the first quarter price increase are not fully visible, we are still comfortable with a full-year depletions growth target, prior to recall effects, in the low double digits, consistent with our first quarter performance, and our outlook on full year earnings results has not changed with the exception of the impact of the recall costs. We believe that we will emerge from the recall stronger, and that as the leading craft brand, we are well positioned in the better beer category. "

1st Quarter Results

Core shipment volume for the period was approximately 438,000 barrels, a 12% increase over the same period in 2007 before including the impact of the product recalled, which reduced core shipment volume by 40,000 barrels to 398,000 barrels, approximately a 2% increase. In the first quarter of 2008, total Company depletions grew 12%, with double digit growth in Samuel Adams® Seasonals and Brewmaster's Collection and single digit growth in Twisted Tea® and Samuel Adams Boston Lager®. The Company believes that wholesaler inventory levels at March 29, 2008 were consistent with levels of last year, as reflected in shipments exceeding depletions by a similar amount to last year, and that such inventory would normally be expected to unwind during the course of the year. However, the recall of approximately 550,000 cases from retail and wholesale inventories during the second quarter will reduce these levels significantly and second quarter shipments are expected to be higher to bring these inventory levels back to the desired level.

Bill Urich, Boston Beer Company CFO, said, "Excluding the impact of the product recall, our gross margin for the first quarter 2008 decreased by 0.9 percentage points to 54.8% from 55.7% in the first quarter last year. The decrease was due primarily to increases in brewing ingredients,

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package material, production and depreciation costs, which were only partially offset by price increases."

The Company's net loss of $3.7 million, or $0.27 per diluted share, for the three months ended March 29, 2008, represented a decrease of $9.5 million or $0.67 per diluted share from the same period last year, primarily as a result of the product recall and increases in costs of goods sold, selling and advertising expenses and general and administrative expenses, partially offset by an increase in net revenue and a decrease in taxes. Net revenue increased by $3.7 million, or 5%, during the first quarter of 2008 as compared to the same period last year. Excluding the impact of the product recall, net revenue increased by $12.8 million, or 18%, during the first quarter of 2008 as compared to the first quarter of 2007, due primarily to a 12.0% increase in core shipment volume and a 5% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is primarily due to price increases. Advertising, promotional and selling expenses increased by $5.0 million during the quarter as compared to the prior year, primarily due to increases in freight expenses to wholesalers, salary and benefit costs and increased advertising. General and administrative costs increased by $2.2 million during the quarter as compared to the prior year, driven by salary and benefit costs. The tax benefit in the first quarter that resulted from the net loss was $2.8 million compared to a tax provision of $3.9 million in the prior year.

Other matters

Shipments and orders in-hand, net of product recall returns, suggest that core shipments through May of 2008 are approximately 12% as compared to the same period in 2007. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

April year-to-date depletions reported to the Company are estimated to be up approximately 13% over 2007, but this number may not be indicative of actual business trends in April due to some inconsistency in reporting due to the recall.

Excluding the impact of the recall, the Company still expects 2008 earnings per diluted share to be between $1.70 and $2.00. Including the impact of the recall, but without taking into account any potential recoveries, the Company expects 2008 earnings per diluted share to be between $1.15 and $1.45. The earnings per share range estimate does not include any significant change in currently planned levels of brand support or any additional expenses above the current estimates for the startup and acquisition of the Pennsylvania Brewery, product recall or the provision for excise tax liability reported in the third quarter 2007, which remains at $3.9 million at March 29, 2008. The Company's ability to achieve this level of earnings growth in 2008 is dependent on its ability to achieve challenging targets for volume, pricing and costs.

As previously reported, the Company currently estimates total capital expenditures in 2008 to be between $110.0 and $125.0 million, of which $45.0 million is the balance of the Pennsylvania Brewery purchase price, and $45.0 to $55.0 million relates to capital expenditures necessary to restart and upgrade the Pennsylvania Brewery. The Company expects that its cash and investment balances as of March 29, 2008 of $71.2 million along with future operating cash flow

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and the Company's unused line of credit of $50 million will be sufficient to fund future cash requirements.

During the three months ended March 29, 2008, the Company repurchased approximately 429,000 shares of its Class A Common Stock for an aggregate purchase price of $15.3 million. Through May 2, 2008, the Company has not repurchased additional shares of its Class A Common Stock. The Company currently has $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of May 2, 2008, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for just over one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 29, 2007 and December 30, 2006. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday May 6, 2008

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
	(unaudited)
	Three Months Ended

	March 29,	March 31,
	2008	2007

Barrels sold	404	396

Revenue, net of product recall returns of $9,080 in 2008	$84,278	$79,734
Less excise taxes	8,155	7,286

Net revenue	76,123	72,448
Cost of goods sold	38,542	32,126
Costs associated with product recall	5,931	-

Gross profit	31,650	40,322
Operating expenses:
Advertising, promotional and selling expenses	31,501	26,506
General and administrative expenses	7,511	5,298

Total operating expenses	39,012	31,804

Operating (loss) income	(7,362)	8,518
Other income, net:
Interest income	760	965
Other income, net	110	167

Total other income, net	870	1,132

(Loss) income before income taxes	(6,492)	9,650
Income tax (benefit) provision	(2,753)	3,882

Net (loss) income	$(3,739)	$5,768

Net (loss) income per common share - basic	$(0.27)	$0.41

Net (loss) income per common share - diluted	$(0.27)	$0.40

Weighted-average number of common shares - basic	13,853	14,118

Weighted-average number of common shares - diluted	13,853	14,595

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Consolidated Balance Sheets:
(in thousands, except share data)

	(unaudited)	December
	March 29,	29,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$71,162	$79,289
Short-term investments	-	16,200
Accounts receivable, net of allowance for doubtful
accounts of $355 and $249 as of March 29, 2008 and
December 29, 2007, respectively	20,164	17,972
Inventories	24,934	18,090
Prepaid expenses and other assets	3,726	2,152
Deferred income taxes	2,090	2,090

Total current assets	122,076	135,793

Property, plant and equipment, net	50,526	46,198
Other assets	12,547	12,487
Goodwill	1,377	1,377

Total assets	$186,526	$195,855

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$17,112	$17,708
Accrued expenses	45,703	40,349

Total current liabilities	62,815	58,057
Deferred income taxes	1,215	1,215
Other liabilities	2,848	2,995

Total liabilities	66,878	62,267

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000
shares authorized; 9,859,115 and 10,095,573 issued
and outstanding as of March 29, 2008 and
December 29, 2007, respectively	99	101
Class B Common Stock, $.01 par value; 4,200,000
shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	93,875	88,754
Accumulated other comprehensive loss, net of tax	(204)	(204)
Retained earnings	25,837	44,896

Total stockholders' equity	119,648	133,588

Total liabilities and stockholders' equity	$186,526	$195,855

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Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Three Months Ended

	March 29,	March 31,
	2008	2007

Cash flows provided by (used in) operating activities:
Net (loss) income	$(3,739)	$5,768
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	1,979	1,386
Gain on disposal of property, plant and equipment	-	(2)
Bad debt expense	106	33
Stock-based compensation expense	893	486
Excess tax benefit from stock-based compensation	(1,426)	(1,270)
arrangements
Purchases of trading securities	-	(10,665)
Proceeds from sale of trading securities	16,200	9,863
Changes in operating assets and liabilities:
Accounts receivable	(2,298)	(2,000)
Inventories	(6,844)	(1,917)
Prepaid expenses and other assets	(892)	(917)
Accounts payable	(596)	(3,320)
Accrued expenses	6,780	526
Other liabilities	(147)	(102)

Net cash provided by (used in) operating activities	10,016	(2,131)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(6,271)	(2,538)
Proceeds from disposal of property, plant and equipment	-	2
Deposits and costs related to proposed brewery acquisition	(47)	-

Net cash used in investing activities	(6,318)	(2,536)

Cash flows (used in) provided by financing activities:
Repurchase of Class A common stock	(15,324)	-
Proceeds from exercise of stock options	1,961	1,620
Excess tax benefit from stock-based compensation	1,426	1,270
arrangements
Net proceeds from sale of investment shares	112	79

Net cash (used in) provided by financing activities	(11,825)	2,969

Change in cash and cash equivalents	(8,127)	(1,698)

Cash and cash equivalents at beginning of period	79,289	63,147

Cash and cash equivalents at end of period	$71,162	$61,449

Supplemental disclosure of cash flow information:
Income taxes paid	$3,177	$592

Copies of The Boston Beer Company's press releases, including quarterly financial results,are available on the Internet at www.bostonbeer.com

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